EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference to the Registration Statements on Form S-8 (Registration Numbers 333-99761, 333-50558 and 333-33528) of our report dated January 28, 2003, except for Note 9(c), as to which the date is March 27, 2003, on our audits of the consolidated financial statements of MDSI Mobile Data Solutions Inc. and its subsidiaries as of December 31, 2002 and 2001, which report is included in the Annual Report on Form 10-K of MDSI Mobile Data Solutions Inc. for the year ended December 31, 2002.


/s/ Deloitte & Touche LLP

Chartered Accountants
Vancouver, British Columbia
March 28, 2003